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Pricing Supplement dated July 20, 2005 	                         Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	           TOYOTA MOTOR CREDIT CORPORATION

            Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________
Principal Amount: $100,000,000		     Trade Date: July 20, 2005
Issue Price: 100.00%			     Original Issue Date: July 26, 2005
Initial Interest Rate:  See "Additional      Net Proceeds to Issuer: $99,960,000
   Terms of the Notes -- Interest"	     Principal's Discount
Interest Payment Period: Quarterly	 	or Commission: 0.04%
Stated Maturity Date: July 26, 2007
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	      [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		      (Fixed Rate Commencement
              (Fixed Interest Rate): 		       Date):
   [ ]  Other Floating Rate Note		      (Fixed Interest Rate):
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
           [ ]  Eleventh District Cost of Funds Rate	[X ]  Federal Funds Rate
           [ ]  LIBOR	     [ ]  Treasury Rate	       [ ]  Other (see attached)
                       If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                   [ ]  Telerate Page: 3750

   Initial Interest Reset Date: July 27, 2005	     Spread (+/-): +0.095%
   Interest Rate Reset Period: Daily		     Spread Multiplier:  N/A
   Interest Reset Dates: Each Business Day	     Maximum Interest Rate: N/A
   Interest Payment Dates: the 26th of each	     Minimum Interest Rate:  N/A
       January, April, July and October 	     Index Maturity: N/A
       commencing October 26, 2005	             Index Currency:  N/A

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from July 26, 2005 to July 26, 2007
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                    ___________________________
	            J.P. Morgan Securities Inc.
	               Merrill Lynch & Co.


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                  ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to the Federal Funds Rate with respect to July 26, 2005 plus 0.095%. Notwithstanding anything contained in the Prospectus Supplement to the contrary, (i) the Interest Determination Date with respect to the Notes will be the same Business Day as the related Interest Reset Date; and (ii) the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the date of Maturity) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Dates.


Plan of Distribution

            Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. ("JPMorgan") and Morgan Stanley & Co. Incorporated (the "Agreement"), JPMorgan and Merrill, each acting as principal, have each agreed severally to purchase $50,000,000 in principal amount of Notes, and TMCC has agreed to sell the Notes at 99.96% of their principal amount. JPMorgan and Merrill may each resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

          Under the terms and conditions of the Agreement, the obligations of JPMorgan and Merrill to purchase the Notes are several and not joint, and in the event of a default by either of them, TMCC will issue the notes to the other dealer and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Agreement, each of JPMorgan and Merrill is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation are taken.